United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2006

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 31, 2006, Eastern Shore Natural Gas Company (“ESNG”), the natural gas transmission subsidiary of Chesapeake Utilities Corporation, filed for an increase in transportation rates with the Federal Energy Regulatory Commission (“FERC”).

ESNG’s rate filing proposes an annual revenue increase beginning November 1, 2006 of approximately $5.6 million over its current tariff rates, which have been in effect since December 1, 2002. This filing was made to comply with the settlement agreement in ESNG’s last rate case, which was approved by the FERC on October 10, 2002.

The underlying assumptions supporting this proposed revenue increase include a projected rate base of $81.8 million as of March 31, 2007 and an overall rate of return of 11.72 percent. Inherent in this overall rate of return is an estimated cost of debt of 6.73 percent and a return on equity (“ROE”) of 14.875 percent. For each 1 percent decline in the approved ROE versus the requested ROE of 14.875 percent, the rate increase request would be reduced accordingly by approximately $850,000. ESNG’s proposed rates are based on an overall annual cost of service of approximately $26 million and reflect the continuation of the straight fixed variable methodology for cost classification and rate design.

On November 2, 2006, the FERC posted its Notice of Tariff Filing and denoted ESNG’s filing as Docket No. RP-07-38-000. As part of this notice, the FERC also established an intervention and protest period within which interested parties may intervene and/or protest ESNG’s filing in accordance with the FERC’s Rules of Practice and Procedure. The FERC may exercise its authority to suspend the effective date of the proposed increase for up to five months. At the end of the suspension period, ESNG would place the suspended rates into effect subject to refund.

At this time we cannot predict the final outcome of the proceeding, including the amount of the rate adjustment likely to be approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: November 6, 2006